Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-07951), Form S-8 (File No. 333-27285), Form S-8 (File No. 333-47748), Form S-8 (File No. 333-59364), Form S-8 (File No. 333-70205), Form S-8 (File No. 333-70207), Form S-8 (File No. 333-70209), Form S-8 (File No. 333-76032), Form S-8 (File No. 333-76301), Form S-8 (File No. 333-76303), Form S-8 (File No. 333-76305), Form S-8 (File No. 333-76307) Form S-8 (File No. 333-76309), Form S-8 (File No. 333-76311), Form S-8 (File No. 333-76313), Form S-8 (File No. 333-76315), Form S-8 (File No. 333-76317), and Form S-8 (File No. 333-102234) of Alabama National BanCorporation of our report dated January 15, 2003, except for Note 22 as to which the date is January 29, 2003, relating to the financial statements, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

March 18, 2003